Exhibit Index

EXHIBIT NO. (99) Press release, dated October 14, 2005 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: Thomas J. Strupp
260-824-2900

FRANKLIN ELECTRIC COMPANY
REPORTS RECORD INCOME AND SALES
FOR THE THIRD QUARTER OF 2005

Bluffton, Indiana - October 14, 2005 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported record third quarter 2005 net income of $13.2 million, an increase of 19 percent from $11.1 million for the same period a year ago. Diluted earnings per share were $0.57 compared to $0.48 for the third quarter of 2004.

Sales of $119.0 million in the third quarter of 2005 were also a record, an increase of $8.7 million or about 8 percent from $110.3 million for the same period a year ago. Incremental sales related to acquisitions for the third quarter of 2005 were about $6.7 million or 6 percent of prior year sales.

Operating earnings in the third quarter of 2005 were a record $20.2 million, up $2.8 million or about 16 percent compared to $17.5 million for the same period a year ago. The improvement in operating earnings was driven by the record sales as well as reduced labor cost from the Company’s growing manufacturing base in Mexico, Czech Republic and China. These improvements were partially offset by higher commodity costs and increased fixed costs incurred in connection with the company’s water systems distribution channel strategy change.

R. Scott Trumbull, Chairman and Chief Executive Officer, stated, “While we are pleased with the financial results we remain focused on achieving our strategic goals of serving our expanded customer base and lowering costs through our previously announced Global Manufacturing Realignment Program. Sales from our Franklin Pump Systems business unit grew significantly in the third quarter as we are in the early stages of establishing national distribution for three new pump brands. We are encouraged by the reception we are receiving from many leading water systems distributors. We also acquired technological rights for two additional pump product lines (large centrifugal and submersible turbine pumps) which will further expand our water systems product offerings. The Realignment Program is proceeding on schedule and is favorable to anticipated restructuring spending through the close of the third quarter of 2005. In the third quarter, approximately 25 percent of our global water systems manufacturing man-hours were in low cost countries (Mexico, Czech Republic and China) versus about 13 percent in the third quarter of 2004. While the Realignment Program is nearing completion, these activities to improve our overall manufacturing cost base will be an ongoing process that is a cornerstone of our competitive strategy going forward.”

Water system product sales worldwide were up about 9 percent for third quarter of 2005 compared to the third quarter of 2004. Our pump, drives and controls product lines contributed significantly to the growth. However, third quarter 2005 unit sales of small submersible motors declined from the exceptionally strong third quarter of 2004, as last year, original equipment manufacturer (OEM) customers purchased ahead of our announced distribution strategy change.

Fueling system product sales worldwide during the third quarter were comparable to the same period in the prior year. During the third quarter Franklin Fueling Systems introduced its new electronic tank gauging and monitoring product (TS-5 SERIES) internationally. The new products will be introduced in the United States at the Petroleum Equipment Institute (PEI) trade show in November. We have received UL 971 Listing for our flexible piping in the quarter. We are the only flexible pipe supplier that has received this UL 971 Listing.

Franklin Electric is a global leader in the production and marketing of groundwater and fuel pumping systems and is a technical leader in submersible motors, drives, controls, and monitoring devices.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	Oct. 1,	Oct. 2,	Oct. 1,	Oct. 2,
	2005	2004	2005	2004

Net sales	$119,043	$110,336	$325,014	$296,687

Cost of sales	78,720	74,280	217,792	202,499

Gross profit	40,323	36,056	107,222	94,188

Selling and administrative expenses	19,072	16,875	55,320	47,856

Restructuring expense	1,039	1,724	1,749	3,676

Operating income	20,212	17,457	50,153	42,656

Interest expense	(198)	(163)	(553)	(362)
Other income	204	70	545	98
Foreign exchange gain / (loss)	239	(109)	207	(333)

Income before income taxes	20,457	17,255	50,352	42,059

Income taxes	7,211	6,125	17,750	14,930

Net income	$13,246	$11,130	$32,602	$27,129

Net income per share:
Basic	$0.59	$0.51	$1.47	$1.24
Diluted	$0.57	$0.48	$1.41	$1.18

Weighted average shares and equivalent
shares outstanding:
Basic	22,274	21,990	22,152	21,949
Diluted	23,187	23,131	23,147	22,966

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	Oct. 1,	Jan. 1,
	2005	2005

ASSETS:

Cash and equivalents	$35,396	$50,604
Investments	22,016	-
Receivables	41,647	39,312
Inventories	72,205	62,442
Other current assets	15,261	13,784
Total current assets	186,525	166,142

Property, plant and equipment, net	92,032	95,924
Goodwill and other assets	78,168	71,407
Total assets	$356,725	$333,473

LIABILITIES AND SHAREOWNERS' EQUITY:

Current maturities of long-term
debt and short-term borrowings	$1,296	$1,304
Accounts payable	18,560	16,594
Accrued liabilities	33,479	36,547
Total current liabilities	53,335	54,445

Long-term debt	13,258	13,752
Deferred income taxes	7,191	6,304
Employee benefit plan obligations	18,886	18,801
Other long-term liabilities	5,789	5,838

Shareowners' equity	258,266	234,333
Total liabilities and shareowners' equity	$356,725	$333,473

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Oct. 1,	Oct. 2,
	2005	2004

Cash flows from operating activities:
Net income	$32,602	$27,129
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	11,581	11,654
Deferred income taxes	616	-
Loss on disposals of plant and equipment	69	96
Changes in assets and liabilities:
Receivables	(4,057)	3,313
Inventories	(10,387)	(5,634)
Accounts payable and other accrued expenses	5,739	18,647
Employee benefit plans	1,215	(3,494)
Other, net	671	(32)
Net cash flows from operating activities	38,049	51,679
Cash flows from investing activities:
Additions to plant and equipment	(10,374)	(15,724)
Proceeds from sale of plant and equipment	1,054	8
Additions to deferred assets	(5,083)	(9)
Purchases of securities	(150,489)	-
Proceeds from sale of securities	128,473	-
Cash paid for acquisitions, net of cash acquired	(8,509)	-
Net cash flows from investing activities	(44,928)	(15,725)
Cash flows from financing activities:
Repayment of long-term debt	(213)	(478)
Proceeds from issuance of common stock	11,739	3,739
Purchases of common stock	(12,318)	(3,091)
Reduction of loan to ESOP Trust	233	232
Dividends paid	(6,203)	(5,054)
Net cash flows from financing activities	(6,762)	(4,652)
Effect of exchange rate changes on cash	(1,567)	279
Net change in cash and equivalents	(15,208)	31,581
Cash and equivalents at beginning of period	50,604	29,962
Cash and equivalents at end of period	$35,396	$61,543